UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/02/2006

Marriott International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-13881

Delaware	52-2055918
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10400 Fernwood Road
Bethesda, MD 20817
(Address of principal executive offices, including zip code)

301-380-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On February 2, 2006, the Compensation Policy Committee of the Board of Directors approved the issuance of stock-settled stock appreciation rights ("SARs") under the Marriott International, Inc. 2002 Comprehensive Stock and Cash Incentive Plan (the "Plan"). The SARs will be granted under the Form of Stock Appreciation Right Agreement attached as Exhibit 10.

SARs generally have the same terms as stock options granted under the Plan, except that upon exercise a number of shares of Company stock will be delivered having an aggregate value equal to the appreciation in the number of exercised shares under the SAR grant from the date of grant to the date of exercise. The number of shares subject to any SAR grant is fixed upon the grant date, but is subject to adjustment for corporate recapitalizations, mergers, reorganizations or similar events. An awardee's receipt of shares upon exercise of a SAR is subject to applicable income and employment tax withholding.

Like options under the Plan, SARs will have a term of up to ten years, but may expire sooner in the case of certain extended leaves of absence, termination of employment or death. The vesting schedule for SARs will be established at the time of grant at the discretion of the Compensation Policy Committee (or its designate). Generally, SARs will vest ratably over four years.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits. The following exhibit is furnished with this report:

Exhibit 10 Form of Stock Appreciation Right Agreement.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marriott International, Inc.

Date: February 06, 2006	By:	/s/ Carl T. Berquist
Carl T. Berquist
Executive Vice President, Financial Information and Risk Management

Exhibit Index

Exhibit No.	Description
EX-10.	Form of Stock Appreciation Right Agreement.